EXHIBIT 10.3

RESCISSION AGREEMENT

This Rescission Agreement is made this 8th day of September, 2012 by and among Wikifamilies Inc., a Nevada publicly traded corporation (“WFam”), and the Founders of WikiFamilies SA, a Swiss entity; regarding Wikifamilies SA.

WHEREAS the founders of Wilifamilies SA are hereby defined as Malcolm Hutchinson, Chris Dengler and Robert Coleridge.

WHEREAS, on March 23rd 2011, Wikifamilies Inc. (fka Kensington Leasing Ltd.) and Wikifamilies SA entered into an Exchange Agreement whereby Wikifamilies Inc., through tendered consideration acquired Wikifamilies SA.

WHEREAS, the parties hereto acknowledge that their expectations never materialized;

WHEREAS funding is required to finalize the Wikifamilies SA product and Wikifamilies Inc does not have such funding available,

WHEREAS the Founders have significant unpaid fees, expenses and salaries owing which Wikifamilies Inc does not have the capability to pay,

WHEREAS, the parties hereto acknowledge that a complete rescission of the transactions, arrangements and combinations commenced by them as much as possible which evolved from the above-referenced agreements is in their respective best interests, and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Rescission Effective immediately upon the execution of this Agreement, the aforementioned previous Exchange Agreement between the parties shall be deemed fully rescinded; and the respective benefits, liabilities or obligations imposed under or by it shall be cancelled and made void.

The business operations, and all of the tangible and intangible assets of Wikifamilies SA, shall revert to Wikifamilies SA debt free as of the date of this Agreement, such including the full cancellation and forgiving of the CHF 423,600 intercompany loan from Wikifamillies Inc to Wikifamilies SA in full compensation for non-payment of salaries, fees and expenses to the founders. No member of the either Wikifamilies Inc. or Wikifamilies SA shall have any present interest in any of the stock, business operations, or tangible or intangible assets of the other, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by either.

2.	Return of consideration of the Wikifamilies Inc. Shares. Wikifamilies SA shall, within ten business days of the execution of this Rescission, return 26,925,000 shares to Wikifamilies treasury, being the full balance of the original 31,500,000 shares of Wikifamilies common stock tendered in the original Exchange Agreement less shares transferred as relevant to the original Agreement. To this end, the relevant shares are to be returned to David Price. Company Legal Counsel, who shall act as escrow agent for the purposes of consummating the transfer and return such shares to the company upon receipt.

1

3.	Exchange of General Releases. Upon the execution of this Rescission Agreement, the parties shall exchange general releases (the "General Releases"), wherein and whereby both Wikifamilies Inc. shall release Wikifamilies SA, and Wikifamilies SA shall release Wikifamilies Inc. from any and all claims of any nature, whether known or unknown, whether presently existing or hereafter coming into being, and whether a direct or third-party claim. The General Releases shall exclude from the terms thereof any obligations the parties may have to one another arising under this Agreement or any exhibit annexed hereto.

4.	Name change. Wikifamilies Inc immediately commence the process of changing the name of Wikifamilies Inc into the name of the business acquired or to a name selected by the board so as to avoid trademark and confusion issues. Said name change shall commence by company counsel David Price within three business days after signing.

5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of Vaud Switzerland, regardless of any conflict of law considerations. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. Both sides shall choose a mutually agreed upon competent jurist from a short list and informal Arbitration shall commence as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within the district of Vaud Switzerland and a decision of the matter submitted to the Arbitrator shall be biding and enforceable against all parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the Arbitrator shall be final, binding upon all parties hereto and enforceable in any Court of competent jurisdiction. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

6.	Headings, Construction, assignability. The headings contained in this Rescission Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms; and the words "hereof' and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific paragraph or subparagraph hereof.

7.	Entire Agreement. All prior statements, agreements, representations and warranties, if any, regarding the subject matter hereof, are totally superseded by and merged into this Agreement, which represents the final and sole agreement of the parties with respect to the matters which are the subject hereof.

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

For Wikifamilies Inc

/s/ Malcolm Hutchinson

Malcolm Hutchinson, Dir, Wikifamilies, Inc.

/s/ Robert Coleridge

Robert Coleridge, Dir, Wikifamilies, Inc

/s/ Chris Dengler

Chris Dengler, Dir, Wikifamilies, Inc

/s/ Thomas Hudson

Thomas Hudson, Dir, Wikifamilies, Inc

/s/ William Hogan

William Hogan, Dir, Wikifamilies, Inc

/s/ Steve Brown

Steve Brown, Dir. Wikifamilies, Inc.

/s/ Malcolm Hutchinson

Patricia Malone, Dir. Wikifamilies, Inc.

For Wikifamilies SA

/s/ Malcolm Hutchinson

Malcolm Hutchinson, Dir, Wikifamilies, SA

3